Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Yulong Eco-Materials Limited and Subsidiaries

We consent to the inclusion in this Registration Statement of Yulong Eco-Materials Limited on Form S-1 of our report dated November 10, 2014 (except for the last two paragraphs of Note 15 and the last paragraph of Note 16 which are dated March 6, 2015), with respect to our audits of Yulong Eco-Materials Limited and Subsidiaries as of June 30, 2014 and 2013, and the related consolidated statements of income and comprehensive income, cash flows and equity for each of the years in the two-year period ended June 30, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" and "selected financial data" in such Prospectus.

/s/ Friedman LLP

New York, New York

June 5, 2015